PPD Announces Fourth Quarter and Year-End 2006 Earnings

Exhibit 99.1

Contacts:
Linda Baddour
+910 772 6999
linda.baddour@wilm.ppdi.com

Steve Smith
+910 772 7585
stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS FOURTH QUARTER AND YEAR-END 2006 FINANCIAL RESULTS

Highlights:

•	Q4 2006 gross authorizations increased 18.7 percent year-over-year to $495.5 million
•	Backlog at 12/31/06 of $2.24 billion, an increase of 24.4 percent year-over-year
•	Q4 and FY 2006 EPS of $0.35 and $1.32, increasing 34.6 and 28.2 percent, respectively, year-over-year
•	FY cash flow from operations of $187.4 million

WILMINGTON, N.C., February 5, 2007—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the fourth quarter and full year ended December 31, 2006.

PPD recorded net revenue of $327.0 million for the fourth quarter of 2006, an increase of 19.1 percent over net revenue of $274.6 million for the fourth quarter of 2005. Net revenue for the fourth quarter of 2006 included reimbursed out-of-pocket expenses of $30.6 million, compared to $21.5 million for the fourth quarter of 2005. Fourth quarter 2006 income from operations was $58.0 million, an increase of 23.0 percent compared to income from operations of $47.2 million for the same period in 2005. Research and development expense for the fourth quarter 2006 was $1.6 million, compared to $1.1 million for the same period last year.

Fourth quarter 2006 earnings per diluted share were $0.35, compared to earnings per diluted share of $0.26 for the same period last year. Fourth quarter 2006 earnings per diluted share included stock option expense of $0.03. Fourth quarter 2005 earnings per diluted share included stock option expense of $0.03 and a non-cash charge of $0.01 related to the impairment of equity investments.

Net revenue for the full year ended December 31, 2006, was $1.25 billion, an increase of 20.4 percent over net revenue of $1.04 billion for 2005. Full year 2006 net revenue included reimbursed out-of-pockets of $102.2 million, compared to $75.1 million in 2005. Full year 2006 income from operations was $220.0 million compared to 2005 income from operations of $176.7 million. Full year 2005 income from operations included a $5.1 million pre-tax gain associated with our acquisition of SurroMed, Inc.’s biomarker assets.

Earnings per diluted share for full year 2006 were $1.32, compared to earnings per diluted share of $1.03 for 2005. Full year 2006 earnings per diluted share included stock option expense of $0.11. Full year 2005 earnings per diluted share included stock option expense of $0.10, a non-

PPD Announces Fourth Quarter and Year-End 2006 Earnings

cash charge of $0.03 related to impairment of equity investments, and a gain of $0.03 related to the SurroMed transaction disclosed above.

Development

Development segment net revenue for the fourth quarter of 2006 was $291.1 million, an increase of 17.0 percent over the same period in 2005. Development segment income from operations for the fourth quarter of 2006 was $58.7 million, an increase of 21.4 percent compared to $48.4 million for the same period in 2005.

Full year 2006 development segment net revenue was $1.11 billion, an increase of 20.8 percent compared to 2005. Development segment income from operations for the full year 2006 was $210.6 million, an increase of 23.2 percent compared to development segment income from operations of $171.0 million in 2005. Full year development segment operating income included $18.7 million of stock option expense, compared to $17.3 million in 2005.

Discovery Sciences

Discovery sciences segment net revenue for the fourth quarter of 2006 was $5.2 million, compared to $4.3 million in the same period last year. Discovery sciences segment fourth quarter 2006 loss from operations was $0.7 million, compared to a loss from operations of $1.2 million for the fourth quarter of 2005.

Full year 2006 discovery sciences segment net revenue was $33.2 million, compared to $40.2 million in 2005. Discovery sciences segment net revenue for 2006 included a $15.0 million milestone payment for the start of the Phase III clinical trial for Takeda’s DPP4 candidate. Full year 2005 discovery sciences segment net revenue included a $10.0 million milestone payment related to the filing of the dapoxetine new drug application and a $15.0 million upfront payment for the transfer of the DPP4 program to Takeda. Discovery sciences segment income from operations for 2006 was $9.4 million. Discovery sciences segment income from operations for 2005 was $5.7 million and included the $5.1 million gain related to the acquisition of SurroMed’s biomarker assets. Full year 2006 discovery sciences segment operating income included $0.2 million in stock option expense, compared to $0.6 million in 2005.

Other Financial Information

Gross new business authorizations for the fourth quarter of 2006 totaled $495.5 million, and the fourth quarter 2006 cancellation rate was 27.0 percent, resulting in a full year cancellation rate of 19.4 percent. Backlog at December 31, 2006, was $2.24 billion, a 24.4 percent increase over backlog at December 31, 2005. Net days sales outstanding at December 31, 2006 for the full year 2006 were 44.0 days. Cash flow from operations for the fourth quarter 2006 was $71.0 million, resulting in full year 2006 cash flow from operations of $187.4 million. At December 31, 2006, PPD had $435.7 million in cash, cash equivalents and short-term investments and $75.2 million in long-term debt, including the current portion, primarily related to the construction of a new corporate headquarters in Wilmington, North Carolina.

“We are pleased with PPD’s results for 2006 across a number of performance measures,” said Fred Eshelman, chief executive officer of PPD. “Despite the uptick in the cancellation rate for Q4, our backlog grew more than 24 percent for the year. In addition, the development segment turned in a solid performance with net revenue growth of nearly 21 percent year-over-year and operating margin expansion over both Q4 2005 and FY 2005. We also had another year of strong cash flow generation that has allowed us to invest significantly in growing and developing our workforce,

PPD Announces Fourth Quarter and Year-End 2006 Earnings

building additional infrastructure and enhancing our service delivery processes during a period of market growth.”

PPD has adjusted income from operations and earnings per diluted share data for 2005 to include stock option expense pursuant to the modified retrospective application method provided for in Statement of Financial Accounting Standard No. 123(R), “Share-Based Payments.” PPD has also adjusted earnings per diluted share data for 2005 for the two-for-one stock split completed in February 2006. Expenses, charges and gains included in earnings per diluted share amounts as disclosed above are net of tax.

PPD will conduct a live conference call and audio webcast tomorrow, February 6, 2007, at 9 a.m. EST to discuss fourth quarter and 2006 year-end results. A Q&A session will follow. To access the webcast, please visit http://www.ppdi.com and follow the instructions under the Investor Presentations/Webcasts link in the Corporate section of the Web site. A replay of the webcast will be available shortly after the call. PPD has also established a direct dial number, +877 644 0692 (Conference ID, 4607577), for telephone access.

PPD is a leading global contract research organization providing discovery and development services, market development expertise and compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 28 countries and more than 9,100 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: continued success in sales growth; delays in or loss of large contracts; increased cancellation rates; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and government-sponsored research sector; the ability to attract and retain key personnel; competition within the outsourcing industry; risks associated with acquisitions and investments, such as impairments; risks associated with the development and commercialization of drugs, including obtaining regulatory approvals; risks associated with and dependence on collaborative relationships; rapid technological advances that make our products and services less competitive; risks that we may not continue our annual dividend policy; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

###

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net revenue:
Development	$291,119	$248,871	$1,113,106	$921,802
Discovery Sciences	5,238	4,260	33,193	40,214
Reimbursed out-of-pockets	30,641	21,483	102,169	75,074

Total net revenue	326,998	274,614	1,248,468	1,037,090

Direct costs:
Development	147,259	124,110	559,819	467,001
Discovery Sciences	2,431	2,216	9,324	8,428
Reimbursable out-of-pocket expenses	30,641	21,483	102,169	75,074

Total direct costs	180,331	147,809	671,312	550,503

Research and development	1,577	1,137	5,406	23,370
Selling, general and administrative	74,058	67,046	302,536	251,095
Depreciation	12,858	11,121	47,175	39,127
Amortization	82	277	563	1,123
Loss on impairment and disposal of assets	71	45	1,499	320
Gain on exchange of assets	—	—	—	(5,144)

Income from operations	58,021	47,179	219,977	176,696

Impairment of equity investments	—	(2,131)	—	(5,928)
Other income, net	4,270	2,160	15,528	9,035

Income before income taxes	62,291	47,208	235,505	179,803
Income tax expense	20,712	16,751	78,853	59,906

Net income	$41,579	$30,457	$156,652	$119,897

Net income per share:
Basic	$0.35	$0.26	$1.34	$1.05

Diluted	$0.35	$0.26	$1.32	$1.03

Weighted average number of shares outstanding:
Basic	117,290	115,710	116,780	114,664

Diluted	118,847	117,496	118,535	116,434

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2006	December 31, 2005
Cash, cash equivalents and short-term investments	$435,671	$319,820
Accounts receivable and unbilled services, net	$408,917	$303,386
Working capital	$413,776	$327,638
Total assets	$1,481,221	$1,159,600
Unearned income	$195,707	$162,662
Long-term debt, including current portion	$75,159	$24,302
Shareholders' equity	$952,900	$750,676